Exhibit 99.1

TG Therapeutics, Inc. Announces Presentations of its Proprietary Combination of

TG-1101 plus TGR-1202 as well as TGR-1202 as a Single Agent in Ongoing Phase

I/Ib Dose Escalation Clinical Studies

Triple therapy cohort of the combination study to be presented separately as an oral presentation tomorrow morning, Monday, June 1st, 2015, at 51st American Society of Clinical Oncology (ASCO) Annual Meeting

Data from both studies (over 135 patients combined between single agent and combination studies) continues to demonstrate a favorable safety profile with a high level of activity and a significant dose-response relationship observed

85% (11 of 13) CLL/SLL patients treated at the higher doses of 1202 as a single agent and in combination with TG-1101 achieved a nodal response, with most CLL patients achieving a Partial Response per iwCLL (Hallek 2008) criteria with patients on study pending further assessment

50% (3 of 6) Overall Response Rate (ORR) in Follicular Lymphoma (FL) patients treated with the higher doses of single agent TGR-1202

41% (3 of 7) ORR in patients with Diffuse Large B-Cell Lymphoma (DLBCL) treated at the higher doses of the combination of TG-1101 and TGR-1202, and a clinical benefit rate (patients achieving stable disease or better) of 86% (6 of 7)

TGR-1202 alone and in combination with TG-1101 continues to be well-tolerated with limited Grade 3/4 events and ≤5% of the patients across both studies discontinuing for adverse events, none of which were hepatic toxicity or colitis, with over 50 patients between both studies on therapy 6+ months

NEW YORK, May 31, 2015-- TG Therapeutics, Inc. (Nasdaq:TGTX), today announced clinical results from two ongoing studies of its oral, once-daily, PI3K delta inhibitor, TGR-1202, as a single agent and in combination with TG-1101 (ublituximab), the Company’s novel glycoengineered anti-CD20 monoclonal antibody. Data from these two Phase I dose escalation studies are being presented today at the morning poster sessions (8-11:30am CT) during the 51st American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, IL.

Michael S. Weiss, the Company's Executive Chairman and Interim CEO commented on the data, "We continue to be impressed with the safety and efficacy profile of TGR-1202, as a single agent, and in combination with TG-1101, and we believe the high level of activity and our differentiated safety profile seen to date, where elevations of ALT/AST are rarely seen and colitis has yet to be observed will position our proprietary combination to play an  important role in the management of patients with B-cell malignancies.  Unfortunately, in the United States alone, approximately 100,000 individuals will be diagnosed with NHL and CLL per year and a similar amount will relapse from their disease annually.  Even with the best new treatments options, few of these patients will actually be cured. We believe the safety, and activity profile seen to date with TG-1101 plus TGR-1202 will compare quite favorably to alternative doublet treatment options and provides us a strong base regimen to build upon as we push further into novel triple and quad therapies.”  Mr. Weiss, continued, “As we are nearing completion of our dosing work, we are excited to turn our attention to the next phase of development for our proprietary ‘1303’ combination in CLL and NHL, with the goal of launching at least two Phase 3 studies before the end of this year.  These new Phase 3 studies will complement our on-going GENUINE Phase 3 trial exploring the combination of TG-1101 plus ibrutunib in previously treated patients with high-risk CLL, which is now aggressively recruiting patients.”

The following summarizes the posters presented today:

Abstract Number 8548: Ublituximab plus TGR-1202 activity and safety profile in relapsed/refractory B-cell NHL and high-risk CLL

Today's poster presentation includes data from 55 patients with advanced relapsed and refractory high-risk CLL and NHL patients treated with the combination of TG-1101 and TGR-1202 at doses through 1200 mg micronized QD.

Highlights from this poster include:

•	83% (5 of 6) of CLL/SLL patients in the “high dose” cohort achieved a partial response (CLL evaluated per iwCLL 2008 criteria)

•	64% (7 of 11) ORR in patients with FL treated at the higher doses

•	50% (4 of 8) ORR in patients with DLBCL and Richter’s treated at the higher doses

•	Significant dose-response relationship was observed between the high and low doses in all patients, particularly in FL and DLBCL, where a significant increase in complete response rates was observed in the higher dose group

•	Combination well tolerated with only 5% of patients discontinuing due to an adverse event and 33% of patients on study for 6+ months

Overview of the data presented on TGR-1202 in combination with TG-1101 (ublituximab):

Safety and Tolerability

TG-1101 in combination with TGR-1202 (referred to as “TG-1303”) has been well tolerated in the 55 patients evaluable for safety, at all dose levels up through 1200 mg micronized, the highest dose level tested to date. Day 1 infusion related reactions (IRR) have been the most frequently reported adverse event in 29% of patients, with all but 1 event being Grade 1 or 2 in severity and occurring more frequently in patients with CLL. Neutropenia was the only Grade 3/4 event reported in > 5% of patients (24%), however, the inclusion criteria in this study allowed enrollment of patients with existing baseline Grade 3 neutropenia. Of the 55 patients to date, only 3 (5%) have discontinued due to an adverse event. Notably, with respect to preliminary long-term tolerability, 18 patients (33%) have now been on TG-1101 plus TGR-1202 for 6+ months, with no reported events of colitis.

Clinical Activity

The study design evaluated sequential dosing cohorts with fixed doses of TG-1101 and escalating doses of TGR-1202 with both the original formulation and the micronized formulation, which have been classified based on exposure into “lower dose” and “higher dose” cohorts (higher dose classified as 1200 mg of the original formulation or ≥600 mg of the micronized formulation). A significant dose-response relationship was observed between the high and low doses in all 39 patients evaluable for efficacy at the time of the study cut-off, particularly in the NHL patients (FL, DLBCL), where a significant increase in complete response rates was observed in the higher dose group. A breakdown of responses by high and low dose is illustrated in the table below:

Type	TGR-1202 Higher* Dose						Type	TGR-1202 Lower** Dose
	Pts (n)	CR (n)	PR (n)	ORR n (%)	SD (n)	PD (n)		Pts (n)	CR (n)	PR (n)	ORR n (%)	SD (n)	PD (n)
CLL/SLL	6	-	5	5 (83%)	1	-	CLL/SLL	7	1	3	4 (57%)	3	-
DLBCL	7	2	1	3 (43%)	3	1	DLBCL	3	-	-	-	1	2
FL/MZL	11	2	5	7 (64%)	4	-	FL/MZL	4	-	1	1 (25%)	3	-
Richter’s	1	-	1	1 (100%)	-	-	Richter’s	-	-	-	-	-	-
Overall	25	4	12	16 (64%)	8	1	Overall	14	1	4	5 (36%)	7	2
*Higher Dose = 1200 original formulation and 600 or > micronized							**Lower Dose = 800 original formulation and 400 micronized

Of the 15 patients evaluable for efficacy with FL and Marginal Zone lymphoma (MZL), the dose-response relationship observed was significant, with the higher dose cohorts demonstrating a 64% ORR, with 2 Complete Responses compared to a 25% ORR in the lower dose cohort. The same trend has been observed in the more aggressive lymphomas (DLBCL and Richter’s) where 50% (4 of 8) achieved an objective response (2 CR and 2 PR) compared to no responses seen in the lower dose cohorts. Of note, 86% (6 of 7) of the DLBCL patients in the higher dose cohorts who had at least one efficacy assessment (week 8) remain on study progression free, with 71% (5 of 7) having GCB subtype, which has historically been less responsive to BCR targeted therapy.

As seen with TGR-1202 as a single agent, responses have been shown to improve over time, with 3 of the 5 CR’s achieved at subsequent efficacy assessments.

Commenting on the combination data, Dr. Matthew Lunning, Division of Hematology/Oncology, University of Nebraska Medical Center and lead author of the presentation stated, "We continue to remain impressed not only by the safety profile of the combination, but especially by the efficacy demonstrated in this very advanced CLL and NHL patient population. We look forward to continuing enrolling in the CLL and NHL expansion cohorts, with a focus on refractory DLBCL patients who have very limited options, to further evaluate this novel and exciting combination.” Dr. Lunning continued, "The safety and efficacy profile of the combination of TG-1101 and TGR-1202 is well suited as a platform regimen for further combination studies and I look forward to the presentation of the first ever triple combination of TG-1101 plus TGR-1202 plus ibrutinib in an oral presentation tomorrow to be given by Dr. Nathan Fowler of MD Anderson.”

Abstract Number 7069: “Clinical activity and safety profile of TGR-1202, a novel once daily PI3K delta inhibitor, in patients with CLL and B-cell lymphoma”

Today's poster presentation includes data from 66 patients with relapsed and refractory hematologic malignancies treated with single agent TGR-1202 at escalating doses up through 1200 mg micronized QD. Highlights from this poster include:

•	88% (14 of 16) CLL patients achieved a nodal response with 63% achieving a partial response per iwCLL (Hallek 2008) criteria

•	Significant exposure-response trend observed in both CLL and NHL, with higher plasma TGR-1202 exposures correlating with increased responses at 800 and 1200 mg once daily micronized doses

•	TGR-1202 continues to be well tolerated with limited Grade 3/4 events with 44% of patients on study 6+ months and <5% of patients discontinuing TGR-1202 due to an adverse event, differentiating TGR-1202 from other PI3K-delta inhibitors, especially with respect to hepatic toxicity and colitis

Overview of the data presented on single agent TGR-1202:

Safety and Tolerability

In the 66 patients evaluable for safety, TGR-1202 has been well-tolerated with no dose-related trends in adverse events observed and patients on study for upwards of 2+ years.  Grade 3 events continue to be limited with only 3 patients (< 5%) having discontinued study due to an adverse event, none of which were for hepatic toxicity or colitis which have been common and potentially serious and life threatening with other PI3K-delta inhibitors.  Neutropenia was the only Grade 3/4 event reported in >10% of patients (11%). Notably, with respect to preliminary long-term tolerability, 29 patients (44%) have now been on TGR-1202 for 6+ months, with some patients on TGR-1202 for 2+ years, with no reported events of colitis.

Clinical Activity

Significant clinical activity was observed in patients with CLL treated at doses ≥800 mg with 88% of CLL patients (14 of 16) achieving a nodal PR, and 10 of 16 (63%) of patients achieving a response per iwCLL (Hallek 2008) criteria. The remaining two patients exhibited nodal reductions and remain on study awaiting upcoming efficacy assessments.

In patients with NHL, 83% (10 of 12) of FL patients had a reduction in their disease burden with 50% (3 of 6) of patients treated at the higher doses achieving a partial response. Of the more aggressive lymphomas including MCL and DLBCL, 55% (6 of 11) had a disease burden reduction, many associated with long-term stable disease and 3 of these patients achieving a PR. An exposure-response trend was noted in both CLL and NHL patients. Higher plasma TGR-1202 exposures correlated with increased responses in the majority of patients treated. In addition, similar to other BCR antagonists, late onset responses and evolving responses have been common, especially in CLL and FL.

Enrollment into the study continues in the 800 mg micronized dose expansion cohort for CLL patients as well as in the 1200 mg micronized dose expansion cohort for NHL and Hodgkin’s patients.

Dr. Howard A. Burris, a principal investigator for the study and Chief Medical Officer and Executive Director of the Drug Development Program at the Sarah Cannon Research Institute in Nashville, Tennessee stated, "Since treating our first patient back in January 2013, we have been very pleased with the safety profile and clinical activity of TGR-1202, coupled with the convenience of once daily dosing. The ability to keep patients on therapy where they have the opportunity for greater response and a longer duration of disease control is of importance in this advanced population. Having participated in the development of other PI3K delta inhibitors, the minimal side effects of TGR-1202, including a lack of hepatotoxicity, is noticeable to our physicians and nurses. We are excited to continue developing TGR-1202 and look forward to participating in the phase 3 trials."

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies. The Company also has pre-clinical programs to develop IRAK4 inhibitors, and anti-PD-L1 and anti-GITR antibodies. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those with respect to anticipating future clinical trials, the timing of commencing or completing such trials and business prospects for TG-1101, TGR-1202, the IRAK4 inhibitor program, and the anti-PD-L1 and anti-GITR antibodies may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101, TGR-1202, the IRAK4 inhibitor program and the anti-PD-L1 and anti-GITR antibodies; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101, TGR-1202, the IRAK4 inhibitor program and the anti-PD-L1 and anti-GITR antibodies will not be reproduced in additional patients or in future studies; the risk that trends observed which underlie certain assumptions of future performance of TGR-1202 will not continue, the risk that TGR-1202 will not produce satisfactory safety and efficacy results to warrant further development following the completion of the current Phase 1 study; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials, particularly with respect to the incidence of colitis and liver toxicity; the risk that trials will take longer to enroll than expected; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

TGTX - G

CONTACT:

Jenna Bosco

Director- Investor Relations

TG Therapeutics, Inc.

Telephone: 212.554.4351

Email: ir@tgtxinc.com